Exhibit 10.162

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

INTEL/MICRON CONFIDENTIAL

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”), is made and entered into as of this 6th day of January, 2006 (the “Effective Date”), by and between Micron Technology, Inc., a Delaware corporation (“Micron”), and IM Flash Technologies, LLC, a Delaware limited liability company (the “Joint Venture Company”).

RECITALS

A.            The Joint Venture Company is engaged in the manufacturing, assembly and test of NAND Flash Memory Products (as defined hereinafter) for Micron.

B.            Micron and the Joint Venture Company (each, a “Party” and collectively, the “Parties”) desire the Joint Venture Company to supply Products, including Secondary Silicon, for Micron in accordance with Micron’s Sharing Interest upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows.

ARTICLE 1
DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth in Exhibit A.

1.2           Certain Interpretive Matters.

(a)           Unless the context requires otherwise, (1) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (2) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (3) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with Modified GAAP, (4) words in the singular include the plural and visa versa, (5) the term “including” means “including without limitation,” and (6) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual Section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States of America. All references to “day” or “days” will mean calendar days and all references to “quarter(ly)”, “month(ly)” or “year(ly)” will mean Fiscal Quarter, Fiscal Month or Fiscal Year, respectively.

(b)           No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.

ARTICLE 2
OBLIGATIONS OF THE JOINT VENTURE COMPANY;

PROCESSES AND CONTROLS

2.1           General Obligations. The Joint Venture Company will (1) supply Product to Micron in accordance with the purchasing process set forth in Article 4 hereof; (2) develop its Facilities and operations to meet Capacity according to the Ramp Plan and the Initial Business Plan, as may be amended thereafter, and the Operating Plan and the obligations set forth herein, including Sections 2.2, 2.5 and 2.9; (3) supply Products which meet the Specification(s), Price, Yield, Cycle-Time, and Quality and Reliability as agreed by the Parties; and (4) operate its Facilities so that Product output from any one Facility matches the other Facilities in form, fit and function, in accordance with Section 2.14.

2.2           Products to Supply.  The Joint Venture Company will manufacture, assemble and test Products for Micron in accordance with the Operating Plan and applicable Specifications, developed in response to Micron’s Demand Forecast provided to Joint Venture Company in accordance with Article 3 below.

2.3           Process and Design Information.  Micron agrees to provide to the Joint Venture Company: (i) such process technology or information as is required to be disclosed under the Joint Development Program Agreement and the Technology License Agreement; and (ii) design information reasonably required to manufacture NAND Flash Memory Wafers.

2.4           Control; Processes. The Joint Venture Company and Micron will review Joint Venture Company’s control and process mechanisms, including but not limited to such mechanisms that are utilized to ensure that all parameters of the Specification, including the Performance Criteria, are met or exceeded in the Joint Venture Company’s manufacture of Products by either the Joint Venture Company or its approved subcontractor for Micron.  The Parties agree to work together in good faith to define mutually agreeable control and process mechanisms including the following: [***].

2.5           Equipment, Systems, Materials.  Except as provided in other Joint Venture Documents, the Joint Venture Company shall be responsible for procuring all manufacturing equipment, tools, automated material handling systems therein and materials, including Prime Wafers, which are reasonably required for the Joint Venture Company to achieve the Ramp Plan and the Operating Plan.  The Joint Venture Company shall endeavor to manage the entire supply chain, including equipment, materials, systems, maintenance and subcontractors and vendors, to create efficiency and maximize the Performance Criteria.

2.6           Production Masks.  Unless otherwise agreed with Micron, the Joint Venture Company or its subcontractors will be responsible to obtain, maintain, repair and replace masks used in the production of Products.  Such masks will only be used in the production of Products for Micron.  Production masks will be repaired and replaced solely at mask operations which have been approved by Micron, which approval shall not be unreasonably withheld.  [***].

2.7           Designation of WIP.  [***].

2.8           Subcontractors.  The Joint Venture Company may utilize subcontractors to perform any portion of the manufacture, assembly and test process in making Products for Micron, subject to all subcontractors being approved by the Members, which approval shall not be unreasonably withheld.   The Joint Venture Company will ensure that all contracts with subcontractors will provide the Joint Venture Company with the same level of access and controls as set forth in the Agreement, including Sections 2.4, 2.9, 2.10, 2.11, 2.12 and Article 5.

2.9           Staffing.  The Joint Venture Company shall adequately staff its Facilities and ensure that its subcontractors adequately staff their facilities to sustain and manage production of Product for Micron, including the obligations set forth in Section 2.1 and meeting scheduled commitments, including the Ramp Plan, the Operating Plan and the Performance Criteria.

2.10         Business Continuity Plan.  The Joint Venture Company will develop a process to recover the production process in the event of a natural disaster or any other event that disrupts the production process or the ability of the Joint Venture Company to meet its delivery commitments to Micron or satisfy customer orders.  If requested by Micron, Joint Venture Company will review its Business Continuity Plan with Micron and make changes as agreed with Micron, subject to any confidentiality requirements.

2.11         [***].  In addition to the quarterly review and monthly report requirements set forth in Section 3.2 and 3.3, the Joint Venture Company will promptly notify Micron of [***].

2.12         Traceability and Data Retention. Micron and the Joint Venture Company shall review the Joint Venture Company’s process traceability system [***].  The Joint Venture Company agrees to maintain such data for a minimum of [***]. The Joint Venture Company will endeavor to provide Micron [***].

2.13         Additional Customer Requirements.  Micron will inform the Joint Venture Company in writing of any auditable supplier requirements of Micron’s customer relating to any Facility at which Product is manufactured, assembled or tested.  The Parties will work together in good faith to resolve such requests.

2.14         Transfer; Equivalency of Operations.  [***].

ARTICLE 3

PLANNING MEETINGS AND FORECASTS;

PERFORMANCE REVIEWS AND REPORTS

3.1           Planning and Forecasting.

(a)           Micron will quarterly provide the Joint Venture Company, in a timeframe to be mutually agreed by the Parties to meet customer expectations, with a written demand forecast for [***] ([***]) quarters corresponding to the Joint Venture Company’s Fiscal Quarters or as may be otherwise agreed between the Parties.  This demand will include desired finished product breakout by design id, technology node, wafer as finished goods or package type (“Demand Forecast”);

(b)           The Joint Venture Company shall furnish Micron with a written response within [***] ([***]) Business Days indicating a response regarding capacity and what portion of the demand that the Joint Venture Company can commit to meet.  This written response (the “Planning Forecast”) will include:

[***].

(c)           Based on the Planning Forecast, the Joint Venture Company shall develop a [***] ([***]) Fiscal Quarter proposed Product loading plan for such period (“Proposed Loading Plan”). The Joint Venture Company shall provide Micron with the Proposed Loading Plan at least [***] ([***]) Business Days prior to its review by the Manufacturing Committee.

(d)           The Joint Venture Company will submit the Proposed Loading Plan, Planning Forecast and other requested information to the Manufacturing Committee for endorsement.  Once endorsed by the Manufacturing Committee, the Proposed Loading Plan shall become part of the Operating Plan.

3.2           Performance Reviews and Reports.  The Joint Venture Company shall meet with Micron each quarter to discuss the Performance Criteria and the most recent monthly report.   The monthly report will be distributed to Micron monthly, on a date to be agreed by the Parties, and will include the following information:

(a)           Describes [***];

(b)           Describes [***];

(c)           Describes [***];

(d)           Describes [***].

(e)           Identifies [***].

 3.3          Monthly Review.  In addition, the Parties shall hold a monthly meeting, on a date to be agreed by the Parties, with the primary purpose of [***].

ARTICLE 4

PURCHASE AND SALE OF PRODUCTS

4.1           Product Quantity. Micron shall purchase from the Joint Venture Company a percentage, equal to Micron’s Sharing Interest (as the same may change from time to time), of all of the Joint Venture Company’s output of Products that meet the Specifications.  The Joint Venture Company shall produce all Products in accordance with the Operating Plan, developed in response to Micron’s Demand Forecast under Article 3 above.  If Micron fails purchase its full Sharing Interest of the Joint Venture Company’s output, produced in accordance with the Operating Plan (“Underloading”), then the increased Prices associated with such Underloading shall be isolated and charged solely to Micron, which Micron shall remain solely responsible for paying.  Notwithstanding the foregoing, Micron may elect, but is not obligated, to purchase Product in excess of its Sharing Interest only by mutual agreement of the other Member.

4.2           Secondary Silicon. Any Secondary Silicon produced by the Joint Venture Company or its subcontractors will be provided [***] by the Joint Venture Company to the Members in a percentage equal to Micron’s Sharing Interest (as the same may change from time to time).  ALL SECONDARY SILICON PROVIDED HEREUNDER IS PROVIDED “AS IS,” “WHERE IS” WITH ALL FAULTS AND DEFECTS BASIS WITHOUT WARRANTY OF ANY KIND.

4.3           Placement of Purchase Orders. Prior to the commencement of every Fiscal Quarter or another time period agreed by the Parties in conjunction with the planning cycle specified in Article 3, the Joint Venture Company shall place a non-cancelable blanket purchase order in writing (via e-mail or facsimile transmission) for the quantity of Product to be supplied by the Joint Venture Company in the following Fiscal Quarter as indicated in the Operating Plan (each such order, a “Purchase Order”).  Micron may issue change orders to such Purchase Orders to reflect changes in the Operating Plan, provided that such changes can be reasonably accommodated by the Joint Venture Company without disrupting on-going manufacturing operations.  Micron may also elect to place out-of-cycle purchase order of Product, including expedited Probed Wafers, to the Joint Venture Company on an as-needed basis.  The terms and conditions of this Agreement supersede the terms and conditions contained in either Party’s sales or purchase documentation provided in connection herewith unless expressly agreed otherwise in a writing signed by each Party.

4.4           Shortfall.  The Joint Venture Company shall immediately notify Micron in writing of any inability to meet a Purchase Order commitment to Micron.

4.5           Acceptance of Purchase Order. Each Purchase Order that corresponds to the Operating Plan in the manner contemplated by Section 4.3 and, and is otherwise free of errors, shall be deemed accepted by the Joint Venture Company upon receipt and shall be binding on the Parties, to the extent not inconsistent with the Operating Plan.

4.6           Content of Purchase Orders. Each Purchase Order shall specify the following items:

(a)           Purchase Order number;

(b)           Description and part number of each Product;

(c)           Forecasted quantity of each different Product and the Sharing Interest portion thereof for the calendar month;

(d)           Forecasted unit Price and total forecasted Price for each different Product, and total forecasted Price for all Products ordered;

(e)           Level of Probe Testing;

(f)            Marking specification and packaging requirements;

(g)           Requested delivery date;

(h)           Place of delivery; and

(i)            Other terms (if any).

4.7           Taxes.

(a)           General.  All sales, use and other transfer taxes imposed directly on or solely as a result of the supplying of Products and the payments therefor provided herein shall be stated separately on the Joint Venture Company’s invoice, collected from Micron and shall be remitted by the Joint Venture Company to the appropriate tax authority (“Recoverable Taxes”), unless Micron provides valid proof of tax exemption prior to the effective date of the transfer of the Products or otherwise as permitted by law prior to the time the Joint Venture Company is required to pay such taxes to the appropriate tax authority. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which collection and remittance of taxes by Micron is required by law, the Joint Venture Company shall have sole responsibility for payment of said taxes to the appropriate tax authorities. In the event such taxes are Recoverable Taxes and the Joint Venture Company does not collect tax from Micron or pay such taxes to the appropriate governmental entity on a timely basis, and is subsequently audited by any tax authority, liability of Micron will be limited to the tax assessment for such Recoverable Taxes, with no reimbursement for penalty or interest charges or other amounts incurred in connection therewith. Notwithstanding anything herein to the contrary, taxes other than Recoverable Taxes shall not be reimbursed by Micron, and each Party is responsible for its own respective income taxes (including franchise and other taxes based on net income or a variation thereof), taxes based upon gross revenues or receipts, and taxes with respect to general overhead, including but not limited to business and occupation taxes, and such taxes shall not be Recoverable Taxes.

(b)           Withholding Taxes.  In the event that Micron is prohibited by law from making payments to the Joint Venture Company unless Micron deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then Micron shall duly withhold and remit such taxes and shall pay to the Joint Venture Company the remaining net amount after the taxes have been withheld.  Such taxes shall not be Recoverable Taxes and Micron shall not reimburse the Joint Venture Company for the amount of such taxes withheld.

4.8           Invoicing; Payment.   The Joint Venture Company shall invoice Micron on a monthly basis for the Price of the Products provided and all overhead, interest, general and administrative and other costs, including all start-up costs for Facilities which shall be split between the Members based on Sharing Interest.  All amounts owed under this Agreement are stated, calculated and shall be paid in United States Dollars.  Except as otherwise specified in this Agreement, the Micron shall pay the Joint Venture Company for the amounts due, owing, and duly invoiced under this Agreement within [***] ([***]) days following delivery of an invoice therefore to such place as the Joint Venture Company may reasonably direct therein.

4.9           Payment to Subcontractors.  The Joint Venture Company shall be responsible for and shall hold Micron harmless for any and all payments to its vendors or subcontractors utilized in the performance of this Agreement.

4.10         Delivery, Title and Risk of Loss. The Joint Venture Company, in order to ensure timely and complete shipment of Products to Micron, shall arrange for and pay for all shipping charges, insurance, taxes, customs charges and any fees and duties in connection with such shipment.  The Joint Venture Company shall hold title to and risk of loss of Products under this Agreement, including WIP held by subcontractors, until tender to the carrier, at which time title and risk of loss and damage to Products shall transfer to Micron.

4.11         Packaging. All shipment packaging of the Products shall be in conformance with the Specifications, the Micron’s reasonable instructions, and general industry standards, and shall be resistant to damage that may occur during transportation. Marking on the packages shall be made by Joint Venture Company in accordance with Micron’s reasonable instructions.

4.12         Shipment.  All Products shall be prepared for shipment in a manner that: (i) follow good commercial practice; (ii) is acceptable to common carriers for shipment at the lowest rate; and (iii) is adequate to ensure safe arrival.  The Joint Venture Company shall mark all containers with necessary lifting, handling, and shipping information, Purchase Order number, date of shipment, and the names of the Micron and applicable customer.  If no instructions are given, the Joint Venture Company shall select the most price effective carrier, given the time constraints known to the Joint Venture Company.   At Micron’s request, the Joint Venture will provide drop-shipment of Products to Micron’s customers.  Such shipment service may be provided by a subcontractor to the Joint Venture Company provided that title remains with the Joint Venture Company and then passes to Micron upon tender to the carrier.

4.13         Customs Clearance.  Upon Micron’s request, the Joint Venture Company will promptly provide Micron with a statement of origin for all Products and with applicable customs documentation for Products wholly or partially manufactured outside of the country of import.

ARTICLE 5
VISITATIONS, AUDITS

5.1           Visits. The Joint Venture Company will support Micron’s reasonable requests for visits to Facilities and meetings for the purpose of reviewing performance of production of Products including requests for further information and assistance in troubleshooting performance issues. Such requests shall be reasonably granted by the Joint Venture Company so long as such visits and meetings do not unduly interfere with the Joint Venture Company’s operations and business affairs.

5.2           Audit.  Micron representatives and key customer representatives, upon Micron’s request, shall be allowed to visit the Joint Venture Company’s Facilities during normal working hours upon reasonable advanced written notice to the Joint Venture Company for the purposes of monitoring production processes and compliance with any requirements set forth in this Agreement and the Specifications.  Upon completion of the audit, the Joint Venture Company and Micron will agree to an audit closure plan, to be documented in the audit report issued by Micron.

5.3           Financial Audit.  Micron reserves the right to have the Joint Venture Company’s books and records related to the Pricing hereunder inspected and audited not more than [***] during any Fiscal Year to ensure compliance with Schedule 4.8 of this Agreement in regards to Pricing.  Such audit will be performed by an independent third party auditor acceptable to both Parties at Micron’s expense.  Micron shall provide [***] ([***]) days advance written notice to the Joint Venture Company of its desire to initiate an audit and the audit shall be scheduled so that it does not adversely impact or interrupt the Joint Venture Company’s business operations. If the audit reveals any material discrepancies, the Joint Venture Company or Micron shall reimburse the other, as applicable, for any material discrepancies within [***] ([***]) days after completion of the audit.  The results of such audit shall be kept confidential by the auditor and only the discrepancies shall be reported to the Parties, and be limited to discrepancies identified by the audit.  Notwithstanding the foregoing, any auditor reports shall not disclose any the Joint Venture Company pricing or terms of purchase for any purchases of materials or equipment hereunder to Micron, absent written agreement from the Members’ respective legal counsel.  If any audit reveals a material discrepancy, Micron may increase the frequency of such audits to [***] for the subsequent [***] ([***]) month period.

5.4           Subcontractor; Vendor Visits. The Joint Venture Company will use commercially reasonable efforts to ensure that all contracts with vendors and subcontractors will provide the Joint Venture Company and Micron with the right to visit and audit rights similar to those set forth in this Article 5.

ARTICLE 6
WARRANTY; HAZARDOUS MATERIALS; DISCLAIMER

6.1           Product Warranty. The Joint Venture Company makes the following warranties regarding Products furnished hereunder, which warranties shall survive any delivery, inspection, acceptance, payment, or resale of the Products:

(a)           Products conform to all agreed Specifications;

(b)           Products are free from defects in materials or workmanship; and

(c)           The Joint Venture Company has the necessary right, title, and interest to provide Products to the Joint Venture Company and the Products will be free of liens and encumbrances, not including any implied warranty of non-infringement.

6.2           Warranty Claims.  [***].

6.3           Inspections. Member may, upon reasonable advance written notice, request samples of Products (including WIP) during production for purposes of determining compliance with the requirements and Specification(s) hereunder, provided that the provision of such samples shall not materially impact the Joint Venture Company’s performance to the Operating Plan or its ability to meet delivery requirements under any accepted Purchase Order.  Any samples provided hereunder shall be: (i) limited in quantity to the amount reasonably necessary for the purposes hereunder; (ii) included in the pricing; and (iii) included in any performance requirements, if any.  The Joint Venture Company shall provide reasonable assistance for the safety and convenience of Micron in obtaining the samples in such manner as shall not unreasonably hinder or delay the Joint Venture Company’s performance.

6.4           Hazardous Materials.

(a)           If Products provided hereunder include Hazardous Materials as determined in accordance with applicable law, the Joint Venture Company represents and warrants that the Joint Venture Company and the Joint Venture Company’s employees, agents, and subcontractors actually working with such materials in providing the Products hereunder to Micron shall be trained in accordance with applicable law regarding the nature of and hazards associated with the handling, transportation, and use of such Hazardous Materials, as applicable to the Joint Venture Company.

(b)           To the extent required by applicable law, Joint Venture Company shall provide Micron with Material Safety Data Sheets (MSDS) either prior to or accompanying any delivery of Products to Micron.

6.5           Disclaimer.  [***].

ARTICLE 7
CONFIDENTIALITY; OWNERSHIP

7.1           Protection and Use of Confidential Information. All information provided, disclosed or obtained in the performance of any of the Parties’ activities under this Agreement shall be subject to all applicable provisions of the Confidentiality Agreement. Furthermore, the terms and conditions of this Agreement shall be considered “Confidential Information” under the Confidentiality Agreement for which each Party is considered a “Receiving Party” under such agreement. To the extent there is a conflict between this Agreement and the Confidentiality Agreement, the terms of this Agreement shall control.

7.2           Masks.  Any masks produced pursuant to this Agreement will be based on Product designs owned by Intel and shall be treated as Confidential Information of Intel.

7.3           Intellectual Property Ownership. Ownership of any intellectual property developed by the Joint Venture Company will be governed by the Technology License Agreement or Product Designs Development Agreement.

ARTICLE 8
INDEMNIFICATION

8.1           Mutual General Indemnity.  [***].

8.2           Indemnification Procedures.

(a)           Promptly after the receipt by any Indemnified Party of a notice of any Third Party Claim that an Indemnified Party seeks to be indemnified under this Agreement, such Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party, stating in reasonable detail the nature and basis of each allegation made in the Third Party Claim and the amount of potential Indemnified Losses with respect to each allegation, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced by such failure or delay.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall have the right to assume the defense of the Indemnified Party with respect to such Third Party Claim upon written notice to the Indemnified Party delivered within [***] after receipt of the particular notice from the Indemnified Party.  So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the

Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party after such time as the Indemnified Party has notified the Indemnifying Party of such Third Party Claim and prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim, (ii) the Indemnified Party shall not file any papers or, other than in connection with a settlement of the Third Party Claim, consent to the entry of any judgment without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (other than a judgment or settlement that is solely for money damages and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).  Whether or not the Indemnifying Party shall have assumed the defense of the Indemnified Party for a Third Party Claim, such Indemnifying Party shall not be obligated to indemnify and hold harmless the Indemnified Party hereunder for any consent to the entry of judgment or settlement entered into with respect to such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Equitable Remedies.  In the case of any Third Party Claim where the Indemnifying Party reasonably believes that it would be appropriate to settle such Third Party Claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Joint Venture Company), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(c)           Treatment of Indemnification Payments; Insurance Recoveries.  Any indemnity payment under this Agreement shall be decreased by any amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Indemnified Losses (net of any premiums paid by such Indemnified Party under the relevant insurance policy), each Party agreeing (i) to use all reasonable efforts to recover all available insurance proceeds and (ii) to the extent that any indemnity payment under this Agreement has been paid by the Indemnifying Party to the Indemnified Party prior to the recovery by the Indemnified Party of such insurance proceeds, the amount of such insurance proceeds actually recovered by the Indemnified Party shall be promptly paid to the Indemnifying Party.

(d)           Certain Additional Procedures.  The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any Third Party Claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  The Indemnified Party shall cooperate in the defense by the Indemnifying Party of each Third Party Claim (and the Indemnified Party and the Indemnifying Party agree with respect to all such Third Party Claim that a common interest privilege agreement exists between them), including, (i) permitting the Indemnifying Party to discuss the Third Party Claim with such officers, employees, consultants and representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (ii)  providing to the Indemnifying Party copies of documents and samples of products as the Indemnifying Party reasonably requests in connection with defending such Third Party Claim, (iii)  preserving all properties, books, records, papers, documents, plans, drawings, electronic mail and databases of the Joint Venture Company and relating to matters pertinent to the conduct of the Joint Venture Company under the Indemnified Party’s custody or control in accordance with such Party’s corporate documents retention policies, or longer to the extent reasonably requested by the Indemnifying Party, (iv) notifying the Indemnifying Party promptly of receipt by the Indemnified Party of any subpoena or other third party request for documents or interviews and testimony, (v) providing to the Indemnifying Party copies of any documents produced by the Indemnified Party in response to or compliance with any subpoena or other third party request for documents; and (vi) except to the extent inconsistent with the Indemnified Party’s obligations under applicable law and except to the extent that to do so would subject the Indemnified Party or its employees, agents or representatives to criminal or civil sanctions, unless ordered by a court to do otherwise,  not producing documents to a third party until the Indemnifying Party has been provided a reasonable opportunity to review, copy and assert privileges covering such documents.

ARTICLE 9
LIMITATION OF LIABILITY

9.1           Damages Limitation.  [***].

9.2           THE PARTIES AGREE THAT TO THE EXTENT A CLAIM ARISES UNDER THIS AGREEMENT, THE CLAIM SHALL BE BROUGHT UNDER THIS AGREEMENT.

9.3           Damages Cap.  [***].

9.4           Exclusions and Mitigation. Section 9.1 and 9.3 will not apply to either Party’s breach of ARTICLE 7.  Section 9.3 will not apply to Micron’s failure to meet either an Underloading charge under Section 4.1 or a payment obligation which is due and payable under this Agreement.  Each Party shall have a duty to use commercially reasonable efforts to mitigate damages for which the other Party is responsible.

9.5           Losses.  Except as provided under Section 8.1, the Joint Venture Company and Micron each shall be responsible for Losses to their respective tangible personal or real property (whether owned or leased), and each Party agrees to look only to their own insurance arrangements with respect to such damages.  The Joint Venture Company and Micron waive all rights to recover against each other, including each Party’s insurers’ subrogation rights, if any, for any loss or damage to their respective tangible personal property or real property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions.

Notwithstanding the foregoing, in the event of a loss hereunder involving a property, transit or crime event or occurrence that: (i) is insured under Micron’s insurance policies; (ii) a single insurance deductible applies; and (iii) the loss event or occurrence affects the insured ownership or insured legal interests of both Parties, then the Parties shall share the cost of the deductible in proportion to each Party’s insured ownership or legal interests in relative proportion to the total insured ownership or legal interests of the Parties.

ARTICLE 10
TERM AND TERMINATION;
SUPPLY OBLIGATIONS FOLLOWING LIQUIDATING EVENT

10.1         Term. The term of this Agreement commences on the Effective Date and continues in effect until the first to occur of (a) the [***] or (b) a [***]  (such period of time, the “Term”).

10.2         Termination. This Agreement may not be terminated for any reason, including breach by a Party, before termination pursuant to Section 10.1.

10.3         Masks.  On the Liquidation Date, the Joint Venture Company shall immediately transfer possession of production masks possessed by it at each Facility to the Micron that then owns that Facility as of the Liquidation Date.

10.4         Survival. Termination of this Agreement shall not affect any of the Parties’ respective rights accrued or obligations owed before termination, including any rights or obligations of the Parties in respect of any accepted Purchase Orders existing at the time of termination. In addition, the following shall survive termination of this Agreement for any reason: Sections 2.12, 6.2, 6.5, and Articles 4, 7, 8, 9, 10 and 11.

10.5         Supply Obligations Following Liquidating Event.  Upon the occurrence of a Liquidating Event any supply obligations of the Parties will be as set forth in Article 13 of the LLC Operating Agreement.

ARTICLE 11
MISCELLANEOUS

11.1         Force Majeure Events. The Parties shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by a Force Majeure Event.  A Force Majeure Event shall operate to excuse a failure to perform an obligation hereunder only for the period of time during which the Force Majeure Event renders performance impossible or infeasible and only if the Party asserting Force Majeure as an excuse for its failure to perform has provided written notice to the other Party specifying the obligation to be excused and describing the events or conditions constituting the Force Majeure Event.  As used herein, “Force Majeure Event” means the occurrence of an event or circumstance beyond the reasonable control of the party failing to perform, including, without limitation, (a) explosions, fires, flood, earthquakes, catastrophic weather conditions, or other elements of nature or acts of God; (b) acts of war (declared or undeclared), acts of terrorism, insurrection, riots, civil disorders, rebellion or sabotage; (c) acts of federal, state, local or foreign governmental authorities or courts; (d) labor disputes, lockouts, strikes or other industrial action, whether direct or indirect and whether lawful or unlawful; (e) failures or fluctuations in electrical power or telecommunications service or equipment; and (f) delays caused by the other Party’s nonperformance hereunder.

11.2         Specific Performance.  The Parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy.  Therefore, the provisions hereof and the obligations of the Parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate preliminary or permanent injunctive relief may be applied for and granted in connection therewith.  Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Party may have under this Agreement.

11.3         Assignment. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of each Party hereto. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either Party in whole or in part to any other Person, other than a Wholly-Owned Subsidiary of such Party, without the prior written consent of the non-assigning Party.  Any purported assignment in violation of the provisions of this Section shall be null and void and have no effect.

11.4         Compliance with Laws and Regulations. Each of the Parties shall comply with, and shall use reasonable efforts to require that its respective subcontractors comply with, Applicable Laws relating to this Agreement and the performance of a Party’s rights hereunder.

11.5         Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five (5) Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

In the case of the IM Flash Technologies, LLC:

1550 East 3400 North

Lehi, Utah 84043

Attention:  David A. Baglee; Rodney Morgan

Facsimile Number:  (801) 767-5370

With a mandatory copy to:

Intel Corporation

2200 Mission College Blvd.

Mail-Stop SC4-203

Santa Clara, California 95054

Attention:  General Counsel

Facsimile Number:  (408) 653-8050

In the case of Micron:

Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83707-0006
Attention:  General Counsel
Facsimile Number:  (208)368-4540

Either Party may change its address for notices upon giving ten (10) days written notice of such change to the other Party in the manner provided above.

11.6         Waiver. The failure at any time of a Party to require performance by the other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by the other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

11.7         Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

11.8         Third Party Rights. Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

11.9         Amendment. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the Parties to this Agreement.

11.10       Entire Agreement. This Agreement and the applicable provisions of the Confidentiality Agreement, which are incorporated herein and made a part hereof, together with the Exhibits and Schedules hereto and the agreements and instruments expressly provided for herein, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

11.11       Choice of Law. [***].

11.12       Jurisdiction; Venue. [***].

11.13       Headings. The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

11.14       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15       Insurance.  Without limiting or qualifying the Joint Venture Company’s liabilities, obligations, or indemnities otherwise assumed by the Joint Venture Company pursuant to this Agreement, the Joint Venture Company shall maintain, at no charge to Micron, with companies acceptable to Micron:

(a)           Commercial General Liability with limits of liability not less than $[***] per occurrence and including liability coverage for bodily injury or property damage (1) assumed in a contract or agreement pertaining to The Joint Venture Company’s business and (2) arising out of The Joint Venture Company’s products, Services, or work.  The Joint Venture Company’s insurance shall be primary with respect to liabilities assumed by The Joint Venture Company in this Agreement to the extent such liabilities are the subject of The Joint Venture Company’s insurance, and any applicable insurance maintained by Micron shall be excess and non-contributing.  The above coverage shall name Micron as additional insured as respects The Joint Venture Company’s work or services provided to or on behalf of Micron.

(b)           Automobile Liability Insurance with limits of liability not less than $[***] per accident for bodily injury or property damage.

(c)           Statutory Workers’ Compensation coverage, including a Broad Form All States Endorsement in the amount required by law, and Employers’ Liability Insurance in the amount of $[***] per occurrence.  Such insurance shall include mutual insurer’s waiver of subrogation.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the Parties hereto as of the Effective Date.

MICRON TECHNOLOGY, INC.		IM FLASH TECHNOLOGIES, LLC

By:	/s/ STEVEN R. APPLETON	By:	/s/ DAVID A. BAGLEE
Name:	Steven R. Appleton	Name:	David A. Baglee
Title:	Chief Executive Officer and President	Title:	Authorized Officer

		By:	/s/ RODNEY MORGAN
		Name:	Rodney Morgan
		Title:	Authorized Officer

THIS IS THE SIGNATURE PAGE FOR THE SUPPLY AGREEMENT ENTERED INTO BY AND BETWEEN MICRON TECHNOLOGY, INC. AND IM FLASH TECHNOLOGIES, LLC

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, including through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Approved Business Plan” shall have the meaning set forth in the LLC Operating Agreement.

“Assembly Outs” shall mean a Product for which the Assembly Services have been completed and meets all of the Assembly Specification applicable at such time and is not Secondary Silicon or Rejects.

“Boise Supply Agreement” means that certain Boise Supply Agreement by and between Micron and the Joint Venture Company dated as of the Effective Date.

“Business Continuity Plan” shall have the meaning set forth in Section 2.8 hereof.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in the State of New York are authorized or required by Applicable Law to be closed.

“Capacity” means the rate of output (defined in terms of units per time period), at a particular point in time, at which a particular Facility or set of Facilities of the Joint Venture Company (or of a third party on the Joint Venture Company’s behalf) is capable of producing such units.

“Confidential Information” shall have the meaning set forth in Section 7.1 hereof.

“Confidentiality Agreement” means that Mutual Confidentiality Agreement by and among the Joint Venture Company, Intel and Micron dated as of the Effective Date.

“Custom Products” shall have the meaning set forth in the Product Designs Committee Agreement.

“Cycle Time” means the time required to process a unit through a portion of the manufacturing process (e.g., fab, assembly, or final test) or through the manufacturing process as a whole.

“Demand Forecast” shall have the meaning set forth in Section 3.1(a) hereof.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Excursion” means an occurrence, either during production or after customer delivery that is outside normal historical behavior as established by both Parties in writing in the applicable Specifications which may impact performance, Quality and Reliability, or customer delivery commitments for Probed Wafers, NAND Flash Memory Product or Known Good Die.

“Facilities” shall mean all of the Joint Venture Company’s facilities at which it may perform manufacturing, assembly or test services, including subcontractors.

“Fiscal Quarter” means any of the four financial accounting quarters within the Joint Venture Company’s Fiscal Year.

“Fiscal Month” means any of the twelve financial accounting months within the Joint Venture Company’s Fiscal Year.

“Fiscal Year” means the fiscal year of the Joint Venture Company for financial accounting purposes.

“Flash Memory Integrated Circuit” shall have the meaning set forth in the LLC Operating Agreement.

“Force Majeure Event” shall have the meaning set forth in Section 11.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“Hazardous Materials” means dangerous goods, chemicals, contaminants, substances, pollutants or any other materials that are defined as hazardous by relevant local, state, national, or international law, regulations and standards.

“Indemnified Party” shall mean any of the following to the extent entitled to seek indemnification under this Agreement: Micron, the Joint Venture Company, and their respective Affiliates, officers, directors, employees, agents, assigns and successors.

“Indemnified Losses” shall mean all direct, out-of-pocket liabilities, damages, losses, costs and expenses of any nature incurred by an Indemnified Party, including reasonable attorneys’ fees and consultants’ fees, and all damages, fines, penalties and judgments awarded or entered against an Indemnified Party, but specifically excluding any special, consequential or other types of indirect damages.

“Indemnifying Party” shall mean the Party owing a duty of indemnification to another Party with respect to a particular Third Party Claim.

“Intel” means Intel Corporation, a Delaware Corporation.

“Initial Business Plan” shall have the meaning set forth in the LLC Operating Agreement.

“Joint Development Program Agreement” means that certain Joint Development by and between Intel and Micron dated as of the Effective Date.

“Joint Venture Company” shall have the meaning set forth in the preamble to this Agreement.

“Joint Venture Documents” shall have the meaning set forth in the Master Agreement.

“Known Good Die” means a raw wafer that has been processed to the point of containing functional and/or operational NAND Flash Memory Integrated Circuits that has undergone Probe Testing (a.k.a. “Sort” procedure), meeting predefined performance and quality criteria and singulated to individual semiconductor die.  Die will have been fully tested but will not been assembled into final packaging or undergone final product testing.

“LLC Operating Agreement” means that Limited Liability Company Operating Agreement of the Joint Venture Company, LLC between, Intel and Micron.

“Liquidation Date” shall have the meaning set forth in the LLC Operating Agreement.

“Liquidation Event” shall have the meaning set forth in the LLC Operating Agreement.

“Losses” shall mean, collectively, any and all insurable liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

“Manufacturing Committee” shall have the meaning set forth in the LLC Operating Agreement.

“Master Agreement” means that certain Master Agreement by and between Intel and Micron as defined in the LLC Operating Agreement.

“Members” means Micron and Intel.

“Micron” shall have the meaning set forth in the preamble to this Agreement.

“Minority Closing” shall have the meaning set forth in the LLC Operating Agreement.

“Modified GAAP” shall have the meaning set forth in the LLC Operating Agreement.

“MTV Lease Agreement” means that certain MTV Lease Agreement by and between the Joint Venture Company and Micron dated as of the Effective Date.

“NAND Flash Memory Integrated Circuit” means a Flash Memory Integrated Circuit, in the memory cells included in the Flash Memory Integrated Circuit are arranged in groups of serially connected memory cells (each such group of serially connected memory cells called a “string”) in which the drain of each memory cell of a string (other than the first memory cell in the string) is connected in series to the source of another memory cell in such string, the gate of each memory cell in such string is directly accessible, and the drain of the uppermost bit of such string is coupled to the bitline of the memory array.

“NAND Flash Memory Product” shall have the meaning set forth in the LLC Operating Agreement.

“NAND Flash Memory Wafer” means a raw wafer that has been processed to the point of containing NAND Flash Memory Integrated Circuits organized in multiple semiconductor die and that has undergone Probe Testing, but before singulation of said die into individual semiconductor die.

“Operating Plan” means the Manufacturing Plan, Assembly Plan and Testing Plan developed pursuant to the Definitions in the LLC Operating Agreement.

“Optional Purchase Agreement” means that certain Optional Purchase Agreement dated as of the Effective Date.

“Party” and “Parties” shall have the meaning set forth in the Recitals to this Agreement.

“Performance Criteria” means [***].

“Person” shall have the meaning set forth in the LLC Operating Agreement.

“Planning Forecast” shall have the meaning set forth in Section 3.1(b) hereof.

“Price” or “Pricing” means the calculation set forth on Schedule 4.8 hereof.

“Prime Wafer” means the raw silicon wafers required, on a product-by-product basis, for the manufacturer.

“Probe Testing” means testing, using a wafer test program as set forth in the applicable Specifications, of a wafer that has completed all processing steps deemed necessary to complete the creation of the desired NAND Flash Memory Integrated Circuits in the die on such wafer, the purpose of which test is to determine how many and which of the die meet the applicable criteria for such die set forth in the Specifications.

“Probed Wafer” means a Prime Wafer that has been processed to the point of containing NAND Flash Memory Integrated Circuits organized in multiple semiconductor die and that has undergone Probe Testing, but before singulation of said die into individual semiconductor dice.

“Product Designs Committee Agreement” means that certain Product Designs Committee Agreement by and between Micron and the Joint Venture Company dated as of the Effective Date.

“Product Designs Development Agreement” means that certain Product Designs Development Agreement by and between Micron and the Joint Venture Company dated as of the Effective Date.

“Products” means a Probed Wafer, Known Good Die, or NAND Flash Memory Product, or such other products that are manufactured by the Joint Venture Company under Section 2.2 hereof.

“Proposed Loading Plan” shall have the meaning set forth in Section 3.1 hereof.

“Purchase Order” shall have the meaning set forth in Section 4.3 hereof.

“Quality and Reliability” or “Q&R” means building and sustaining relationships which assess, anticipate, and fulfill the quality and reliability standards as set forth in the Specification or Operating Plan for Products.

“Ramp Plan” means the document which defines the process and key milestone schedule to build and ramp a silicon fabrication facility.

“Receiving Party” shall have the meaning set forth in Section 7.1 hereof.

“Recoverable Taxes” shall have the meaning set forth in Section 4.7 hereof.

“Secondary Silicon” shall mean: (i) a Prime Wafer that has been processed to the point of containing NAND Flash Memory Integrated Circuits organized in multiple semiconductor die and that has undergone Probe Testing would otherwise constitute a Probed Wafer but for failure to achieve qualification; or (ii) singulated and/or packaged die that would otherwise constitute Assembly Outs or Test Outs but for failure to achieve qualification; and otherwise conform to the applicable Secondary Silicon Specification.

“Semiconductor Manufacturing Technology” shall have the meaning set forth in the Process Joint Development Program Agreement.

“Sharing Interest” shall have the meaning set forth in the LLC Operating Agreement.

“Specifications” means those specifications used to describe, characterize, and define the quality and performance of NAND Flash Memory Products and Known Good Die, including any interim performance specifications at Probe Testing or other testing, as such specifications may be determined from time to time by the Joint Venture Company.

“Subsidiary” shall have the meaning set forth in the LLC Operating Agreement.

“Technology License Agreement” means that certain Technology License Agreement by and between Intel, Micron and the Joint Venture Company dated as of the Effective Date.

“Term” shall have the meaning set forth in Section 11.1 hereof.

“Test Outs” shall mean a Product Candidate for which Testing Services have been completed and meets all of the Testing Specification applicable at such time and is not Secondary Silicon or Rejects.

“Third Party Claim” shall mean any claim, demand, action, suit or proceeding, and any actual or threatened lawsuit, complaint, cross-complaint or counter-complaint, arbitration or other legal or arbitral proceeding of any nature, brought in any court, tribunal or judicial forum anywhere in the world, regardless of the manner in which such proceeding is captioned or styled, by any Person other than Micron, the Joint Venture Company and Affiliates of the foregoing, against an Indemnified Party, in each case alleging entitlement to any Indemnified Losses pursuant to any indemnification obligation under this Agreement.

“Under-loading” shall have the meaning set forth in Section 4.1.

“Wafer Start” shall mean the initiation of Manufacturing Services with respect to a Prime Wafer.

“Warranty Claim Period” shall have the meaning set forth in Section 6.2 hereof.

“Wholly-Owned Subsidiary” shall have the meaning set forth in the LLC Operating Agreement.

“WIP” means work in process.  This includes all wafers and Product in wafer fabrication, sort, assembly, and/or final test, including prime and secondary wafers, and all completed Product units not yet delivered to Micron.

“Yield” means anticipated output of Product from WIP at a particular point in time, including line yield, die yield, assembly yield and final testing yield.

SCHEDULES

Schedule 4.8	Price